Filed Pursuant to Rule 424(b)(3)
Registration Number 333-145807

$1,200,000,000

3.125% Convertible Notes due 2012 and
Shares of Common Stock Issuable Upon Conversion Thereof

Prospectus Supplement No. 21 dated January 15, 2009
to the Prospectus dated August 30, 2007

This prospectus supplement relates to an aggregate principal amount of $1.2 billion 3.125% convertible notes due 2012 and the 10,142,040 shares of our common stock issuable upon conversion of the notes at the initial conversion rate of 8.4517 shares of common stock per $1,000 principal amount of the notes. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our prospectus dated August 30, 2007, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus. The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market under the symbol “NIHD.”

See “Risk Factors” beginning on page 4 of the prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes.

We will not receive any of proceeds from the sale of notes or common stock by the selling security holders. The selling security holders may sell the notes or common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The table below sets forth additional information concerning beneficial ownership of the notes, the shares of common stock issuable upon conversion of the notes, and supplements and amends the table appearing under “Selling Security Holders” beginning on page 48 of the prospectus. To the extent that a selling security holder is listed in the table below and in the table appearing in the prospectus, the information set forth below regarding the selling security holder updates and amends the information in the prospectus.

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Abbott Laboratories Annuity Retirement Plan	$169,000	*	—	1,428	—	—
Absolute Strategies Fund c/o SSI	$241,000	*	—	2,036	—	—
Absolute Strategies Fund, Forum Funds Trust	$800,000	*	—	6,761	—	—
ACE Tempest Reinsurance Ltd.	$3,305,000	*	—	27,932	—	—
ACIG Insurance Company	$165,000	*	—	1,394	—	—
ADI Alternative Investments	$5,500,000	*	—	46,484	—	—
ADI Alternative Investments c/o CASAM ADI CB ARBITRAGE	$4,500,000	*	—	38,032	—	—
ADI Alternative Investments c/o Kallista Master Fund Limited	$9,000,000	*	—	76,065	—	—
Advent Convertible Arbitrage Master Fund	$15,043,000	1.25%	—	127,138	—	—
Advent Enhanced Phoenix	$6,000,000	*	—	50,710	—	—
Alabama Children’s Hospital Foundation	$125,000	*	—	1,056	—	—
Alcon Laboratories	$523,000	*	—	4,420	—	—
Alexandra Global Master Fund Ltd.	$4,000,000	*	—	33,806	—	—
Allstate Insurance Company	$3,000,000	*	435,888	25,355	435,888	*
American Beacon Funds	$225,000	*	—	1,901	—	—
American Investors Life Insurance Company	$1,500,000	*	—	12,677	—	—
Argent Classic Convertible Arbitrage Fund II, L.P.	$110,000	*	—	929	—	—
Argent Classic Convertible Arbitrage Fund L.P.	$440,000	*	—	3,718	—	—
Argent Classic Convertible Arbitrage Fund Ltd.	$7,830,000	*	—	66,176	—	—
Argentum Multi-Strategy Fund Ltd — Classic	$70,000	*	—	591	—	—
Argentum Multi-Strategy Fund LP	$30,000	*	—	253	—	—
Aristeia International Limited	$54,160,000	4.51%	—	457,744	—	—
Aristeia Partners LP	$4,840,000	*	—	40,906	—	—
Arkansas PERS	$1,750,000	*	—	14,790	—	—
Arkansas Teacher Retirement System	$2,825,000	*	—	23,876	—	—
Arlington County Employees Retirement System	$2,255,000	*	—	19,058	—	—
Arpeggio Fund	$4,800,000	*	—	40,568	—	—
Asante Health Systems	$430,000	*	—	3,634	—	—
ATSF — Transamerica Convertible Securities	$4,188,000	*	—	35,395	—	—
Attorney’s Title Insurance Fund	$150,000	*	—	1,267	—	—
Aventis Pension Master Trust	$390,000	*	—	3,296	—	—
AVK (Advent Claymore) Fund	$10,000,000	*	—	84,517	—	—
Bank of America Pension Plan	$2,700,000	*	—	22,819	—	—
Baptist Health of South Florida	$630,000	*	—	5,324	—	—
BMO Nesbitt Burns Inc.	$2,000,000	*	—	16,903	—	—
BNP Paribas Arbitrage	$2,500,000	*	—	21,129	—	—
Boilermakers — Blacksmith Pension Trust	$3,830,000	*	—	32,370	—	—
BP Amoco PLC Master Trust	$2,211,000	*	—	18,686	—	—
British Virgin Islands Social Security Board	$195,000	*	—	1,648	—	—

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Cal Farley’s Boys Ranch Foundation	$305,000	*	—	2,577	—	—
CALAMOS Convertible and High Income Fund	$22,000,000	1.83%	—	185,937	—	—
CALAMOS Convertible Fund — CALAMOS Investment Trust	$7,200,000	*	—	60,852	—	—
CALAMOS Convertible Opportunities and Income Fund	$17,000,000	1.42%	—	143,678	—	—
CALAMOS Global Dynamic Income Fund	$5,500,000	*	—	46,484	—	—
CALAMOS Global Growth & Income Fund — CALAMOS Investment Trust	$17,000,000	1.42%	—	143,678	—	—
CALAMOS Global Opportunities Fund LP	$850,000	*	—	7,183	—	—
CALAMOS Global Total Return Fund	$3,000,000	*	—	25,355	—	—
CALAMOS Growth & Income Fund — CALAMOS Investment Trust	$62,484,000	5.21%	—	528,096	—	—
CALAMOS Growth & Income Portfolio — CALAMOS Advisors Trust	$450,000	*	—	3,803	—	—
CALAMOS High Yield Fund — CALAMOS Investment Trust	$2,800,000	*	—	23,664	—	—
CALAMOS Strategic Total Return Fund	$17,500,000	1.46%	—	147,904	—	—
Calyon S/A	$9,000,000	*	—	76,065	—	—
Castlegrove Global Micro Fund LP	$15,000,000	1.25%	12,200	126,775	12,200	*
CEMEX Pension Plan	$210,000	*	—	1,774	—	—
Chrysler Corporation Master Retirement Trust	$14,750,000	1.23%	—	124,662	—	—
Citadel Equity Fund, Ltd.	$1,900,000	*	—	16,058	—	—
Citigroup Global Markets Inc.	$30,000,000	2.50%	—	253,551	—	—
City of Knoxville Pension System	$252,000	*	—	2,129	—	—
CNH CA Master Account, L.P.	$10,000,000	*	—	84,517	—	—
Columbia Convertible Securities Fund	$8,000,000	*	—	67,613	—	—
Congregation of the Sisters of Charity of the Incarnate Word	$150,000	*	—	1,267	—	—
Consolidated Fund of the R.W. Grand Lodge of F. & A.M. of Pennsylvania	$180,000	*	—	1,521	—	—
CQS Convertible and Quantitative Strategies Master Fund	$10,000,000	*	—	84,517	—	—
Credit Industriel Et Commercial	$25,000,000	2.08%	—	211,292	—	—
Credit Suisse Securities Europe Ltd.	$6,000,000	*	—	50,710	—	—
CSV Ltd.	$2,400,000	*	—	20,284	—	—
Davidson Kempner International, Ltd.	$7,300,000	*	—	61,697	—	—
Davidson Kempner Partners	$2,300,000	*	—	19,438	—	—
DBAG London	$40,074,000	3.34%	—	338,693	—	—
Delaware Public Employees Retirement System	$8,305,000	*	—	70,191	—	—
Delta Air Lines Master Trust — CV	$2,210,000	*	—	18,678	—	—
Delta Airlines Master Trust	$850,000	*	—	7,183	—	—

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Delta Pilots Disability and Survivorship Trust	$510,000	*	—	4,310	—	—
Delta Pilots Disability and Survivorship Trust — CV	$1,760,000	*	—	14,874	—	—
Deutsche Bank AG LDN	$10,000,000	*	—	84,517	—	—
Deutsche Bank Securities, Inc.(4)	$9,973,000	*	—	84,288	—	—
DKR SoundShore Oasis Holding Fund Ltd.	$1,000,000	*	—	8,451	—	—
Domestic & Foreign — Advent Capital	$97,000	*	—	819	—	—
Dorinco Reinsurance Company	$1,150,000	*	—	9,719	—	—
Dunham Appreciation and Income Fund	$450,000	*	—	3,803	—	—
Elite Classic Convertible Arbitrage Ltd.	$280,000	*	—	2,366	—	—
Engineers Joint Pension Fund	$210,000	*	—	1,774	—	—
Equity Overlay Fund, LLC	$1,800,000	*	—	15,213	—	—
F.M. Kirby Foundation, Inc.	$2,535,000	*	—	21,425	—	—
FEROX Master Fund Limited	$5,000,000	*	—	42,258	—	—
Florida Power & Light	$3,346,000	*	—	28,279	—	—
Fore Convertible Master Fund, Ltd.	$1,000	*	—	8	—	—
Forest Global Convertible Master Fund L.P.	$2,753,000	*	—	23,267	—	—
Forest Multi Strategy Master Fund SPC, on behalf of its Multi Strategy Segregated Portfolio	$304,000	*	—	2,569	—	—
FPL Group Employees Pension Plan	$725,000	*	—	6,127	—	—
FXMC Limited	$1,350,000	*	—	11,409	—	—
Georgia Healthcare	$214,000	*	—	1,808	—	—
GLG Global Convertible Ucits Fund	$15,000,000	1.25%	—	126,775	—	—
GLG Market Neutral Fund	$15,000,000	1.25%	—	126,775	—	—
GMIMCO Trust (General Motors Mgmt Investment Co)	$1,000,000	*	—	8,451	—	—
Goldman, Sachs & Co.(4)	$2,975,000	*	—	25,143	—	—
Goldman Sachs & Co. Profit Sharing Master Trust	$348,000	*	—	2,941	—	—
Governing Board Employees Benefit Plan for the City of Detroit	$44,000	*	—	371	—	—
Grady Hospital	$144,000	*	—	1,217	—	—
Henderson Global Equity Multi-Strategy Master Fund Ltd.	$5,693,000	*	—	48,115	—	—
Henderson North American Equity Multi-Strategy Fund Ltd.	$1,423,000	*	—	12,026	—	—
HFR CA Global Opportunity Master Trust	$913,000	*	—	7,716	—	—
HFR CA Global Select Master Trust Account	$280,000	*	—	2,366	—	—
HFR CA Opportunity Master Fund	$304,000	*	—	2,569	—	—
HFR RVA OP Master Trust	$1,046,000	*	—	8,840	—	—
HFR RVA Select Performance Master Trust	$258,000	*	—	2,180	—	—
Highbridge Convertible Arbitrage Master Fund LP	$6,500,000	*	—	54,936	—	—
Highbridge International LLC	$1,500,000	*	147,802	12,677	147,802	*
Housing Authority of the City of San Antonio Employees Money Purchase Pension Plan & Trust	$91,000	*	—	769	—	—

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

IDEX — Transamerica Convertible Securities Fund	$2,304,000	*	—	19,472	—	—
IMF (International Monetary Fund)	$7,300,000	*	—	61,697	—	—
Independence Blue Cross	$791,000	*	—	6,685	—	—
Inflective Convertible Opportunity Fund I, LP	$1,500,000	*	—	12,677	—	—
Inflective Convertible Opportunity Fund I, LTD	$2,750,000	*	—	23,242	—	—
INOVA Health Care Services	$820,000	*	—	6,930	—	—
INOVA Health System Retirement Plan	$250,000	*	—	2,112	—	—
Insinger Master	$1,000,000	*	—	8,451	—	—
Institutional Benchmark Master Fund Ltd.	$1,338,000	*	—	11,308	—	—
Institutional Benchmarks Series - IVAN Segregated Account	$900,000	*	—	7,606	—	—
Institutional Benchmark Series (Master Feeder) Limited in Respect of Electra Series c/o Quattro Global Capital, LLC	$1,800,000	*	—	15,213	—	—
Institutional Benchmark Series Ltd.	$361,000	*	—	3,051	—	—
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$1,440,000	*	—	12,170	—	—
International Truck & Engine Corporation Retiree Health Benefit Trust	$860,000	*	—	7,268	—	—
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust	$785,000	*	—	6,634	—	—
Interpolis Pensioenen Global High Yield Pool	$128,000	*	—	1,081	—	—
JABCAP Multi Strategy Master Fund Limited	$16,200,000	1.35%	—	136,917	—	—
Jefferies Umbrella Fund Global Convertible Bond	$9,800,000	*	—	82,826	—	—
J-Invest Ltd.	$3,800,000	*	—	32,116	—	—
John Deere Pension Trust	$1,200,000	*	—	10,142	—	—
J.P. Morgan Securities, Inc.	$1,384,000	*	—	11,697	—	—
KBC Convertibles MAC 28 Limited	$625,000	*	—	5,282	—	—
KBC Diversified Fund, a segregated portfolio of KBC AIM Master Fund, SPC	$1,250,000	*	—	10,564	—	—
Knoxville Utilities Board Retirement System	$175,000	*	—	1,479	—	—
Lehman Brothers, Inc.	$30,000,000	2.50%	—	253,551	—	—
LGT	$500,000	*	—	4,225	—	—
LGT Multi Manager Bond High Yield (USD)	$139,000	*	—	1,174	—	—
LLT Limited	$413,000	*	—	3,490	—	—
Louisiana CCRF	$370,000	*	—	3,127	—	—
Lydian Global Opportunities Master Fund L.T.D.	$27,500,000	2.29%	—	232,421	—	—
Lydian Overseas Partners Master Fund L.T.D.	$88,000,000	7.33%	—	743,749	—	—
Lyxor / Forest Fund Limited	$4,745,000	*	—	40,103	—	—
Lyxor/Inflective Convertible Opportunity Fund	$2,000,000	*	—	16,903	—	—

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Lyxor Master Trust Fund	$315,000	*	—	2,662	—	—
Lyxor Quest Fund	$6,930,000	*	—	58,570	—	—
Mackay Shields LLC	$16,537,000	1.38%	113,200	139,765	113,200	*
Macomb County Employees’ Retirement System	$410,000	*	—	3,465	—	—
Magnetar Capital Master Fund, Ltd.	$7,500,000	*	—	63,387	—	—
Marsh & McLennan Companies, Inc. U.S. Retirement Plan — High Yield	$192,000	*	—	1,622	—	—
Meriter Heath Services, Inc. Employee Retirement Plan	$160,000	*	—	1,352	—	—
M.H. Davidson & Co.	$300,000	*	—	2,535	—	—
Microsoft Capital Group, L.P.	$1,475,000	*	—	12,466	—	—
Millennium Partners, L.P.	$5,000,000	*	—	42,258	—	—
Mohican VCA Master Fund, Ltd.	$2,400,000	*	—	20,284	—	—
Munson Medical Center Retirement Plan	$148,000	*	—	1,250	—	—
Munson2 Healthcare Board Designated Operating Fund	$163,000	*	—	1,377	—	—
National Railroad Retirement Investment Trust	$7,935,000	*	—	67,064	—	—
Nicholas Applegate U.S. Convertible Fund	$1,140,000	*	—	9,634	—	—
North Dakota State Investment Board	$883,000	*	—	7,462	—	—
North Slope Borough	$370,000	*	—	3,127	—	—
Oakwood Assurance Company Ltd.	$56,000	*	—	473	—	—
Oakwood Healthcare Inc. — OHP	$16,000	*	—	135	—	—
Oakwood Healthcare Inc. — Professional Liability	$12,000	*	—	101	—	—
Oakwood Healthcare Inc. — Working Capital	$39,000	*	—	329	—	—
Oakwood Healthcare Inc. Endowment / A & D	$11,000	*	—	92	—	—
Oakwood Healthcare Inc. Funded Depreciation	$115,000	*	—	971	—	—
Oakwood Healthcare Inc. Pension	$292,000	*	—	2,467	—	—
Occidental Petroleum	$351,000	*	—	2,966	—	—
OCM Convertible Trust	$4,670,000	*	—	39,469	—	—
OCM Global Convertible Securities Fund	$1,860,000	*	—	15,720	—	—
Old Lane Cayman Master Fund LP	$15,960,000	1.33%	—	134,889	—	—
Old Lane HMA Master Fund LP	$5,425,000	*	—	45,850	—	—
Old Lane U.S. Master Fund LP	$13,615,000	1.13%	—	115,069	—	—
OZ Special Funding (OZMD) LP	$24,652,000	2.05%	—	208,351	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Global Capital, LLC	$450,000	*	—	3,803	—	—
Pearl Assurance PLC	$2,000,000	*	—	16,903	—	—
Peoples Benefit Life Insurance Company Teamsters	$12,300,000	1.03%	—	103,955	—	—
Platinum Grove Contingent Capital Master Fund	$30,000,000	2.50%	—	253,551	—	—

			Shares of
	Principal Amount		Common		Common Stock Owned
	of Notes		Stock	Conversion	Upon Completion
	Beneficially	Percentage	Beneficially	Shares of	of the Offering
	Owned and	of Notes	Owned Prior to the	Common Stock	Number
Name of Beneficial Owner	Offered	Outstanding	Offering(1)	Offered(2)	of Shares	Percentage(3)

Police & Fire Retirement System of the City of Detroit	$582,000	*	—	4,918	—	—
Port Authority of Allegheny County Consolidated Trust Fund	$75,000	*	—	633	—	—
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$800,000	*	—	6,761	—	—
Prisma Foundation	$530,000	*	—	4,479	—	—
Pro-Mutual	$954,000	*	—	8,062	—	—
Putnam Convertible Income-Growth Trust	$3,500,000	*	—	29,580	—	—
Putnam High Yield Advantage Fund	$1,298,000	*	—	10,970	—	—
Putnam High Yield Fixed Income Fund, LLC	$11,000	*	—	92	—	—
Putnam High Yield Trust	$3,720,000	*	—	31,440	—	—
Putnam Variable Trust — Putnam VT High Yield Fund	$971,000	*	—	8,206	—	—
Quattro Fund Ltd.	$11,947,000	1.00%	—	100,972	—	—
Quest Global Convertible Master Fund Ltd.	$70,000	*	—	591	—	—
Qwest Occupational Health Trust	$1,015,000	*	—	8,578	—	—
Qwest Pension Trust	$6,170,000	*	—	52,146	—	—
Raytheon Enhanced Master Pension Trust	$3,454,000	*	—	29,192	—	—
Raytheon Phoenix	$2,771,000	*	—	23,419	—	—
Redbourn Partners Ltd.	$5,800,000	*	—	49,019	—	—
Redbrick Capital Fat Tail Fund	$11,600,000	*	—	98,039	—	—
Redbrick Capital Master Fund Ltd.	$23,600,000	1.97%	—	199,460	—	—
Redlich Horwitz Foundation	$169,000	*	—	1,428	—	—
Retail Clerks Pension Trust #2	$1,200,000	*	—	10,142	—	—
Rhapsody Fund LP	$12,000,000	1.00%	—	101,420	—	—
Rhythm Fund, Ltd.	$625,000	*	—	5,282	—	—
Road Carriers Local 707	$133,000	*	—	1,124	—	—
S.A.C. Arbitrage Fund, LLC	$15,000,000	1.25%	—	126,775	—	—
Sage Capital Management, LLC	$1,000,000	*	—	8,451	—	—
Salar Fund Limited	$505,000	*	—	4,268	—	—
Salar Fund PLC	$495,000	*	—	4,183	—	—
San Diego City Retirement System	$1,180,000	*	—	9,973	—	—
San Diego County Employee Retirement Association	$1,015,000	*	—	8,578	—	—
San Francisco City & County ERS	$1,193,000	*	—	10,082	—	—
SCI Endowment Care Common Trust Fund — Regions Bank	$225,000	*	—	1,901	—	—
SCI Endowment Care Common Trust Fund — SunTrust Bank	$90,000	*	—	760	—	—
SCI Endowment Care Common Trust Fund — US Bank, NA	$48,000	*	—	405	—	—
Seattle City Employee Retirement System	$310,000	*	—	2,620	—	—
Serena Limited	$100,000	*	—	845	—	—
Silvercreek II Limited	$4,500,000	*	12,675	38,032	12,675	*
Silvercreek Limited Partnership	$6,000,000	*	16,900	50,710	16,900	*
SPT	$2,400,000	*	—	20,284	—	—
SSI Hedged Convertible Income Fund	$659,000	*	—	5,569	—	—

				Shares of
	Principal Amount			Common				Common Stock Owned
	of Notes			Stock		Conversion		Upon Completion
	Beneficially		Percentage	Beneficially		Shares of		of the Offering
	Owned and		of Notes	Owned Prior to the		Common Stock		Number
Name of Beneficial Owner	Offered		Outstanding	Offering(1)		Offered(2)		of Shares		Percentage(3)

Steelhead Pathfinder Master LP	$2,650,000		*	—		22,397		—		—
Teachers Retirement System of the City of New York	$4,315,000		*	—		36,469		—		—
The California Wellness Foundation	$850,000		*	—		7,183		—		—
The City University of New York	$150,000		*	—		1,267		—		—
The Dow Chemical Company Employees’ Retirement Plan	$2,450,000		*	—		20,706		—		—
The Global Convertible Opportunities Fund Limited	$4,000,000		*	—		33,806		—		—
Thomas Weisel Partners, LLC	$5,500,000		*	—		46,484		—		—
Topaz Fund	$6,000,000		*	—		50,710
Transamerica Life Insurance and Annuities Corp.	$5,000,000		*	—		42,258		—		—
Trust for the Defined Benefit Plans of ICI American Holdings, Inc.	$1,270,000		*	—		10,733		—		—
Trustmark Insurance	$373,000		*	—		3,152		—		—
UBS AG London FBO WCBP	$10,000,000		*	—		84,517		—		—
Union Carbide Retirement Account	$1,250,000		*	—		10,564		—		—
United Technologies Corporation Master Retirement Trust	$772,000		*	—		6,524		—		—
Univar USA Inc. Retirement Plan	$610,000		*	—		5,155		—		—
Universal Investment Gesellschaft MBH Ref Aventis	$5,500,000		*	—		46,484		—		—
UnumProvident Corporation	$2,460,000		*	—		20,791		—		—
US Bank FBO Essentia Health Services	$220,000		*	—		1,859		—		—
Vanguard Convertible Securities Fund, Inc.	$24,110,000		2.01%	—		203,770		—		—
Viacom Inc. Pension Plan Master Trust	$117,000		*	—		988		—		—
Vicis Capital Master Fund	$21,000,000		1.75%	—		177,485		—		—
Virginia Retirement System	$14,830,000		1.24%	—		125,338		—		—
Wachovia Capital Markets LLC	$1,500,000		*	—		12,677		—		—
Waterstone Market Neutral Mac 51 Fund, Ltd.	$18,538,000		1.54%	—		156,677		—		—
Waterstone Market Neutral Master Fund, Ltd.	$33,462,000		2.79%	—		282,810		—		—
Wells Fargo & Company	$20,000,000		1.67%	—		169,034		—		—
Whitebox Divisified Convertible Arbitrage Partners, LP	$2,000,000		*	—		16,903		—		—
Xavex Convertible Arbitrage 10 Fund	$460,000		*	—		3,887		—		—
Zurich Institutional Funds, Wandelanleihen	$2,700,000		*	—		22,819		—		—
All Other Holders of Notes or Future Transferees from Such Holders		(5)	(5)		(5)		(5)		(5)		(5)

*	Less than 1%.

(1)	Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right.

(2)	Assumes conversion of all of the holder’s notes at the initial conversion rate of 8.4517 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under “Description of Notes — Conversion of Notes.” However, this conversion rate is subject to adjustment as described under “Description of Notes — Conversion of Notes.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)	Calculated based on 165,782,002 shares of our common stock outstanding as of November 3, 2008.

(4)	From time to time, this Selling Security Holder and their affiliates have performed, and may in the future perform, various financial advisory and investment banking services for NII Holdings for which they received or will receive customary fees and expenses.

(5)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.